Exhibit 10.23

To:    [Name]
From:    Northern Oil and Gas, Inc.
Date:    [_____, 2022]
Re:    2022 Executive Compensation Program – Relative TSR Award under the Company’s 2018 Equity Compensation Plan (the “Plan”)

As we have discussed, today the Compensation Committee (the “Committee”) approved the 2022 Executive Compensation Program, which includes a performance-based award (“Award”) under the Plan to be settled in shares of restricted stock (“Restricted Shares”).
Under this Award, you are eligible to receive a number of Restricted Shares (rounded to the nearest whole share) equal to the Value Earned under this Award (as calculated below), divided by NOG’s closing common stock price on the date that the Committee determines achievement under the Award, which is expected to be on or after December 30, 2022.
The value earned under the Award will be determined based on NOG’s total shareholder return percentile (“TSR Percentile”) relative to the group of peer companies listed below, as follows:

		Threshold	Target	Maximum
TSR Percentile:	Below 25th	25th-49.99th	50th-74.99th	75th or above
Value Earned:	$0	$[ ]	$[ ]	$[ ]

•Peer group (ticker symbols): SM Energy (SM), PDC Energy (PDCE), Callon Petroleum (CPE), Murphy Oil (MUR), Talos Energy (TALO), Laredo Petroleum (LPI), Magnolia Oil & Gas (MGY), Matador Resources (MTDR), Centennial Resource Development (CDEV), Civitas Resources (CIVI), W&T Offshore (WTI), Berry Corp (BRY), Ranger Oil (ROCC), Brigham Minerals (MNRL), Oasis Petroleum (OAS), Kimbell Royalty Partners (KRP).

•The TSR of NOG and each peer company will be calculated as follows:

◦TSR = [Average closing price for the last 20 trading days of 2022] / [Average closing price for the last 20 trading days of 2021] – 1
◦Each daily closing price will be determined based on the “px_last” function in Bloomberg, which automatically adjusts for dividends, stock splits, etc.
◦A peer company that ceases trading during 2022 due to bankruptcy or similar event will be treated as having the lowest TSR of any company in the peer group.

•NOG’s TSR Percentile will be calculated by ranking NOG’s TSR vs. the peer group. For example, if NOG’s TSR is higher than 12 of the 16 peer companies, NOG’s TSR Percentile will be 75th. If NOG’s TSR is better than 4 of the 16 peer companies, NOG’s TSR Percentile will be 25th.

•Notwithstanding the foregoing, if NOG’s TSR is negative, Target is the highest level achievable under this Award.

This Award shall be considered unvested until the Committee determines your Value Earned hereunder and any Restricted Shares are issued in settlement thereof. The Restricted Shares will be subject to the terms and provisions of the Plan and the most recently approved form of restricted stock award agreement for time-based vesting (double trigger) and will be scheduled to vest in three equal installments on [ ], [ ], and [ ]. You are not entitled to any dividends under this Award unless and until any Restricted Shares are issued, and then only to the extent provided under the applicable restricted award stock agreement. No Restricted Shares shall be issued unless and until the Committee has determined that: (i) you and the Company have taken all actions required to register the Restricted Shares under the Securities Act of 1933 or to perfect an exemption from the registration requirements thereof, if applicable; (ii) all applicable listing requirements of any stock exchange or other securities market on which the Restricted Shares are listed have been satisfied; and (iii) any other applicable provision of state or U.S. federal law or other applicable law has been satisfied. This Award does not give you a right to continued Service with the Company. You hereby agree that all questions of interpretation and administration relating to this Award and the Plan shall be solely resolved by the Committee.
By signing below you agree to all of the terms and conditions contained in this document and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Award; provided, however, that to the extent any term of this Award is inconsistent with the terms of any then-effective written employment or severance agreement between you and the Company, such written employment or severance agreement shall govern (so long as not in violation of the Plan).

EMPLOYEE:	NORTHERN OIL AND GAS, INC.